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                                                                      Exhibit 22
                                                                      ----------

                        REPORT OF INSPECTOR OF ELECTION
                        FOR ADVO, INC.'S ANNUAL MEETING
                           HELD ON JANUARY 20, 2000


I, John J. Boryczki, Assistant Vice President and Relationship Manager of ChaseMellon Shareholder Services, L.L.C. Transfer Agent and Registrar of the Company, and David M. Stigler, Senior Vice President and General Counsel of ADVO, Inc. having been duly appointed as Inspectors of Election for the Annual Meeting of Shareholders of ADVO, Inc. held on Thursday, January 20, 2000, at the Sheraton Hotel at Bradley International Airport, Windsor Locks, CT, report as follows:


1. There were present, in person or by proxy, 18,663,902 shares of common stock or 89.87% at the Annual Meeting.


2.  The following votes of common stock were cast as follows:


PROPOSAL #1:  ELECTION OF DIRECTORS

DIRECTOR NAME                      FOR             WITHHELD
Bruce Crawford                  18,605,524           58,378
David F. Dyer                   18,606,594           57,308
Gary M. Mulloy                  18,605,131           58,771
Howard H. Newman                18,326,694          337,208
John R. Rockwell                18,605,524           58,378
John L. Vogelstein              18,186,852          477,050

Proposal # 2:   RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE
COMPANY'S INDEPENDENT AUDITORS FOR FISCAL 2000


FOR                             18,639,838       99.87%
AGAINST                             15,858        0.08%
ABSTAIN                              8,206        0.04%


No other matters were submitted for a vote at this Meeting.

Inspector of Elections,                Inspector of Elections,

/s/ JOHN J. BORYCZKI                   /s/ DAVID M. STIGLER
--------------------------------       --------------------
John J. Boryczki                       David M. Stigler
Assistant Vice President               ADVO, Inc.
                                       Senior Vice President and General Counsel